EXHIBIT 10.29

Portions Subject to Confidential Treatment Request Under Rule 406

LICENSE AGREEMENT

BETWEEN

VIRAL GENOMIX, INC.

(COMPANY)

AND

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

(PENN)

1

LICENSE AGREEMENT

This License Agreement (“AGREEMENT”) is between The Trustees of the University of Pennsylvania (“PENN”), a Pennsylvania nonprofit corporation, with offices located at 3700 Market Street, Suite 300, Philadelphia, Pennsylvania 19104-3147, and Viral Genomix, Inc., a corporation organized and existing under the laws of the State of Delaware (“COMPANY”), having a place of business at 3600 Market Street, Suite 100, Philadelphia, PA 19104-2642.

BACKGROUND

A. PENN controls certain intellectual property developed by Dr. David B. Weiner (“Dr. Weiner”) of PENN’s School of Medicine related to pathogenic viral proteins which control host cell functions;

B. PENN (and in the case of U.S. Patent #5,874,225, PENN and the Wistar Institute) controls United States letters patent and patent applications listed in Attachment 1 to this AGREEMENT, and foreign counterparts thereof, all relating to pathogenic viral proteins which control host cell functions;

C. COMPANY may fund further research in the laboratory of Dr. Weiner relating to pathogenic viral proteins which control host cell functions under a separate sponsored research agreement between PENN and COMPANY (“SPONSORED RESEARCH AGREEMENT”);

D. COMPANY desires to obtain the exclusive right and license to use and exploit PENN’s rights to intellectual property developed by Dr. Weiner described in Attachment 1 relating to pathogenic viral proteins which control host cell functions, in accordance with the DEVELOPMENT PLAN (as defined below); and

E. PENN has determined that the exploitation hereunder of intellectual property developed by Dr. Weiner relating to pathogenic viral proteins which control host cell functions is in the best interest of PENN and is consistent with its educational and research missions and goals.

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties agree as follows:

1.             DEFINITIONS

1.1   AFFILIATE means any legal entity directly or indirectly controlling, controlled by or under common control with COMPANY that has executed (a) this AGREEMENT, or (b) a written joinder agreement, in a form reasonably satisfactory to PENN, agreeing to be bound by all of the terms and conditions of this AGREEMENT, as if such AFFILIATE were an original party to this AGREEMENT.  For purposes of this AGREEMENT, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, and/or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, and/or the right to control the policy decisions of a legal entity.

1.2   CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.3   CALENDAR YEAR means each 12-month period beginning on January 1.

1.4   DEVELOPMENT PLAN means the plan, as it may be amended from time to time, for the development and/or marketing of the PENN LICENSED PRODUCTS that demonstrates COMPANY’s commitment to bring the PENN PATENT RIGHTS to practical application.  The initial DEVELOPMENT PLAN will be attached hereto, as Attachment 2, within 60 days of the EFFECTIVE DATE.

1.5   EFFECTIVE DATE means the date on which COMPANY and PENN have both fully executed this AGREEMENT.

1.6   FAIR MARKET VALUE means the cash consideration which COMPANY or a sublicensee thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.7   IND APPLICATION means an Investigational New Drug Application filed with the United States Food & Drug Administration prior to administration of a pharmaceutical product to humans.

1.8   KNOWLEDGE means, with respect to any representation or warranty of PENN, the actual knowledge of any employee or agent of PENN’s Center for Technology Transfer.

1.9   NDA means an New Drug Application filed with the United States Food & Drug Administration prior to sale of a pharmaceutical product to humans.

1.10 NET SALES means the gross amount invoiced for SALES, less qualifying costs directly attributable to such SALES and actually identified on the invoice and borne by COMPANY or its sublicensee(s).  Such qualifying costs shall be limited to the following:

1.10.1      Discounts and rebates, in amounts customary in the trade, for quantity purchases, prompt payments, for wholesalers and distributors;

1.10.2      Credits, allowances and/or refunds, not exceeding the original invoice amount, for rejections, claims and/or returns;

1.10.3      Prepaid outbound transportation expenses and transportation insurance premiums;

1.10.4      Sales and use taxes, tariffs, duties, surcharges and other fees imposed by a governmental agency; and

1.10.5      Retroactive price reductions actually applied in an invoice.

NET SALES of a commercial product comprising one or more PENN LICENSED PRODUCTS and one or more other active ingredients (a “COMBINATION PRODUCT”) shall be calculated as set forth above, subject to the provisions of Section 3.1.6.

1.11 PENN LICENSED PRODUCT(S) means product(s) which is/are made, made for, used by, imported by or for, sold by or offered for sale by COMPANY and/or any sublicensee(s) of COMPANY to unrelated third parties which (1) in the absence of this AGREEMENT would infringe at least one claim of PENN PATENT RIGHTS, or (2) use a process and/or machine covered by at least one claim of PENN PATENT RIGHTS.

1.12 PENN PATENT RIGHTS means all of PENN’s interest in the rights represented by or issuing from (including all claims referenced within) those United States patents and patent applications listed in Attachment 1, including, in each case, any continuations, continuations-in-part (only to the extent that the subject matter of the first patent application is continued in the second patent application, and expressly excluding any claims directed to new subject matter not included in the first application), divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.13 PHASE II CLINICAL TRIALS means a clinical study comprising patients with the disease or condition of interest, to whom a PENN LICENSED PRODUCT is administered in order to preliminarily assess the effectiveness of the product for the intended indication, the optimal dose thereof and regimen therefor, and the side effects associated with the product.

1.14 PHASE III CLINICAL TRIALS means a series of expanded controlled and uncontrolled, pivotal, multi-center (generally) clinical studies, after adequate completion of preliminary efficacy and dose-ranging studies, and after safety data has been established for a PENN LICENSED PRODUCT, comprising patients with the disease or condition of interest, to whom the PENN LICENSED PRODUCT is administered in order to obtain sufficient efficacy and safety data (and better understand drug-related adverse effects) to support regulatory submissions and labeling of the PENN LICENSED PRODUCT.

1.15 SALE means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of PENN LICENSED PRODUCT(S) to an unrelated third party.  A SALE of PENN LICENSED PRODUCT(S) shall be deemed completed at the time COMPANY or its sublicensee invoices, ships or receives payment for such PENN LICENSED PRODUCT(S), whichever occurs first.

2.             LICENSE GRANT

2.1   Subject to the terms and conditions of this AGREEMENT, PENN grants to COMPANY for the term of this AGREEMENT an exclusive (with respect to PENN’s rights), world-wide right and license, with the right to grant sublicenses, to make, have made, use, import, sell and offer for sale PENN LICENSED PRODUCT(S).  No other rights or licenses are granted by either party hereunder.  Intellectual property created or conceived during the performance of the SPONSORED RESEARCH AGREEMENT, if any, shall be governed by the SPONSORED RESEARCH AGREEMENT, and not this AGREEMENT.

2.2   This license grant is exclusive with respect to PENN’s rights, except that PENN may use and permit other nonprofit organizations to use the PENN PATENT RIGHTS for educational and research purposes and not for sale or offer of sale.

2.3   COMPANY acknowledges that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency.  Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States shall be substantially manufactured in the United States.  This license grant is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

2.4   The right to sublicense granted to COMPANY under this AGREEMENT is subject to the following conditions:

2.4.1        COMPANY may sublicense the rights granted in this AGREEMENT by written sublicense agreement, in a form reasonably acceptable to PENN, which form shall, unless otherwise agreed to by PENN, (a) prohibit the sublicensee from further sublicensing to more than one additional sublicensee in any jurisdiction, and (b) require that the sublicensee be subject to the terms and conditions of the license granted to COMPANY under this AGREEMENT;

2.4.2        Within thirty (30) days after COMPANY enters into any sublicense, COMPANY shall deliver to PENN a complete copy of the sublicense written in the English language (PENN’s receipt of the sublicense shall not constitute an approval of the sublicense or a waiver of any of PENN’s rights or COMPANY’s obligations under this AGREEMENT);

2.4.3        In the event of a Default under Section 3.1 hereof, all payments then or thereafter due to COMPANY from its sublicensees shall, upon notice from PENN to COMPANY and any such sublicensees, become owed directly to PENN for the account of COMPANY; provided, however, that PENN shall promptly remit to COMPANY the amount by which such payments in the aggregate exceed the amounts owed by COMPANY to PENN; and

2.4.4        Even if COMPANY enters into sublicenses, COMPANY remains primarily liable to PENN for all of COMPANY’s duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by COMPANY shall be deemed to be a breach by COMPANY of this AGREEMENT.

3.             FEES AND ROYALTIES

3.1   License Initiation Fee and Royalties

3.1.1        In partial consideration for the exclusive license granted to COMPANY, COMPANY shall issue to PENN within thirty (30) days of the EFFECTIVE DATE such number of shares of COMPANY Common Stock, par value $.0001 per share (“Common Stock”), as will cause PENN to own shares of Common Stock representing twenty percent  (20.0%) of the outstanding shares of the capital stock of COMPANY on a fully-diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of COMPANY for or into shares of Common Stock, all on the terms and conditions as set forth in a stock purchase agreement, negotiated in good faith, between COMPANY and PENN (“STOCK PURCHASE AGREEMENT”) in substantially the form  attached as Attachment 3.

3.1.2        Until COMPANY has achieved a capitalization of Three million dollars ($3,000,000), COMPANY shall issue to PENN, at no additional consideration, from time to time, such number of additional shares of Common Stock (collectively, the “Additional Purchased Shares”) as will cause PENN to continue to hold shares of Common Stock representing twenty percent  (20.0%) of the outstanding capital stock of COMPANY on a fully-diluted basis, assuming the exercise, conversion and/or exchange of all outstanding securities of COMPANY for or into shares of Common Stock, all on the terms and conditions as set forth in the STOCK PURCHASE AGREEMENT.  Each transfer to PENN of any Additional Purchased Shares shall occur at a time and place as mutually agreed and COMPANY shall deliver to PENN within thirty (30) days of the increase of shares a stock certificate or certificates representing such Additional Purchased Shares.

3.1.3        In further consideration of the exclusive license granted to COMPANY, COMPANY shall pay to PENN, on a quarterly basis, a royalty of ****** of the NET SALES of each PENN LICENSED PRODUCT which is sold by COMPANY and any sublicensee(s), agent(s), and/or independent contractor(s) of COMPANY.  In determining the earned royalty payment, if any, to be made by COMPANY at the end of any CALENDAR QUARTER following first SALE of a PENN LICENSED PRODUCT, one-quarter of the minimum royalty paid at the beginning of the CALENDAR YEAR with respect to such PENN LICENSED PRODUCT shall be subtracted from the earned royalties otherwise payable for the CALENDAR QUARTER, and COMPANY shall owe only the difference, if any.

Such royalty payments shall terminate on a product-by-product and country-by-country basis upon the later of (a) the date which is ten (10) years after the date of the first SALE of such PENN LICENSED PRODUCT in such country, and (b) in any country in which patent rights exist for any PENN LICENSED PRODUCT, the date of expiration of the last-to-expire patent in such country, within the definition of PENN PATENT RIGHTS, with a valid claim covering the PENN LICENSED PRODUCT.

3.1.4        Within thirty (30) days after the end of each of the periods specified below, the COMPANY shall pay to PENN the specified percentage of any sublicense initiation fee and any other non-royalty payment(s), including those resulting from co-marketing, strategic alliance, joint venture and other similar arrangement(s), actually received during such period by COMPANY from a sublicensee resulting from activities with PENN LICENSED PRODUCT(S).  Any non-cash consideration received by COMPANY from such sublicensee shall be valued at its FAIR MARKET VALUE as of the date of receipt by COMPANY.

Period	Percentage

EFFECTIVE DATE to 12 months after the EFFECTIVE DATE	******

12 months and one day after EFFECTIVE DATE to 24 months after the EFFECTIVE DATE	******

24 months and one day after EFFECTIVE DATE to 36 months after the EFFECTIVE DATE	******

36 months and one day after the EFFECTIVE DATE and thereafter	******

3.1.5        Monies paid to COMPANY to fund research and development or clinical studies, or paid in the form of loans to, or as an equity investment in, COMPANY are not subject to any payment to PENN, except to the extent and only the extent such monies are paid to COMPANY as a substitute, wholly or in part, for a royalty on SALES of PENN LICENSED PRODUCTS or for license initiation, maintenance or other related fees and payments covered by this AGREEMENT.

3.1.6        In the event one or more PENN LICENSED PRODUCTS are sold in a COMBINATION PRODUCT, the amount of royalties and sublicense revenues paid to PENN pursuant to this Section 3.1 shall be based on the portion of the FAIR MARKET VALUE of such combination of products reasonably attributable to the PENN LICENSED PRODUCT(S).

3.2   Diligence and Milestone Fees

3.2.1        COMPANY shall use commercially-reasonable efforts to develop for SALE and to market PENN LICENSED PRODUCTS in a manner consistent with the DEVELOPMENT PLAN.

3.2.2        COMPANY shall provide PENN on each June 1 and December 1 for six years after the EFFECTIVE DATE (but excluding the December 1 first succeeding the EFFECTIVE DATE), written progress reports, setting forth in such detail as PENN may reasonably request, the progress of the development, evaluation, testing and commercialization of each PENN LICENSED PRODUCT.  After the date that is six years after the EFFECTIVE DATE, COMPANY shall provide PENN the foregoing written progress reports annually on May 1 of each year. PENN is entitled to only one copy of any such progress report, and shall distribute such progress report only to such persons as may reasonably require such report in order for PENN to fulfill its obligations, or enforce its rights, under this AGREEMENT.  COMPANY shall also notify PENN in writing within thirty (30) days of the first SALE of each PENN LICENSED PRODUCT.

3.2.3        COMPANY shall provide PENN with a written, current DEVELOPMENT PLAN once every six months, beginning upon attachment of the initial DEVELOPMENT PLAN, as provided in Section 1.4

3.2.4        COMPANY shall pay to PENN annual due diligence fees in the following amounts, payable on each anniversary of the EFFECTIVE DATE until, and only until, the first SALE as follows: first anniversary, $250,000; second anniversary, $500,000; third anniversary, $750,000; fourth and successive anniversaries, $1,000,000.  In addition, all monies spent directly for development of PENN LICENSED PRODUCTS by COMPANY, its subsidiaries, sublicensees, business partners and independent contractors in any given year shall be applied as a credit against the due diligence fees due at the end of that year.  Any part of such due diligence fees not wholly satisfied by such credits must be paid by check on the date due.

3.2.5        The following milestone payments are payable by COMPANY to PENN within sixty (60) days after the achievement of the respective milestone event:

Event	Amount

Filing of an IND APPLICATION for the first PENN LICENSED PRODUCT	$250,000

Enrollment of the first patient in PHASE II CLINICAL TRIALS for the first PENN LICENSED PRODUCT	$500,000

Enrollment of the first patient in PHASE III CLINICAL TRIALS for the first PENN LICENSED PRODUCT	$750,000

Filing an NDA for the first PENN LICENSED PRODUCT	$500,000

First anniversary of such filing	$500,000

Receipt of an NDA approval letter for the first PENN LICENSED PRODUCT	$1,500,000

First anniversary of such receipt	$1,500,000

3.3   Minimum Royalties

3.3.1        COMPANY shall pay to PENN a non-refundable minimum royalty for each PENN LICENSED PRODUCT sold during the following periods, in the corresponding amounts:

Period	Due Date	Minimum Royalty

First CALENDAR YEAR following the first SALE of such PENN LICENSED PRODUCT	January 1st of the first CALENDAR YEAR	******

Second CALENDAR YEAR following the first SALE of such PENN LICENSED PRODUCT	January 1st of the second CALENDAR YEAR	******

Third CALENDAR YEAR following the first SALE of such PENN LICENSED PRODUCT	January 1st of the third CALENDAR YEAR	******

Fourth and successive CALENDAR YEARS following the first SALE of such PENN LICENSED PRODUCT	January 1st of the fourth and successive CALENDAR YEARS, respectively	******

3.4   Reports and Records

3.4.1        COMPANY shall deliver to PENN within forty-five (45) days after the end of each CALENDAR QUARTER following the first SALE, a written report, certified by the chief financial officer or treasurer of COMPANY (or an officer of COMPANY charged with the duties typically entrusted to the chief financial officer or treasurer of a Delaware corporation), setting forth the calculation of the royalties due to PENN under Section 3.1.3 hereof for such CALENDAR QUARTER, including, without limitation:

3.4.1.1             Gross consideration for SALES of PENN LICENSED PRODUCTS, including all amounts invoiced, billed or received;

3.4.1.2             NET SALES of PENN LICENSED PRODUCTS listed by country;

3.4.1.3             Monies spent directly for development of PENN LICENSED PRODUCTS by COMPANY, its subsidiaries, sublicensees, business partners and independent contractors in any given year to be applied as a credit against the due diligence fees in Section 3.2.4;

3.4.1.4             Royalties owed to PENN, listed by category, including, without limitation, earned, sublicensee-derived, and minimum royalty categories; and

3.4.1.5             Minimum royalty amounts credited against earned royalty payments.

3.4.2        COMPANY shall pay the royalties due under Section 3.1.3 within forty-five (45) days following the last day of each CALENDAR QUARTER in which the royalties accrue.  With royalties, COMPANY shall send the report described in Section 3.4.1.

3.4.3        COMPANY shall maintain, and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable under this AGREEMENT to be verified.  The records for each CALENDAR QUARTER shall be maintained for three years after the submission of the report covering such period, under Section 3.4.  Upon reasonable prior notice to COMPANY, COMPANY shall provide PENN (or an independent, certified public accounting firm selected by PENN and reasonably acceptable to COMPANY) with access, during normal business hours, to all books and records relating to the SALES of PENN LICENSED PRODUCTS by COMPANY and its sublicensees to conduct a review or audit of those books and records solely for purposes of verifying royalties paid or due under this AGREEMENT.  Access to COMPANY’s and sublicensee’s books and records for the applicable period(s) shall be available at least once each CALENDAR YEAR, during normal business hours, during the term of this AGREEMENT and for three years after the expiration or termination of this AGREEMENT.  If the audit is performed by an independent, certified public accounting firm selected by PENN and reasonably acceptable to COMPANY and such auditor determines that COMPANY has underpaid royalties by five percent (5%) or more, then COMPANY shall pay the costs and expenses of PENN and its accountants in connection with their review or audit, in addition to such underpayment.

3.4.4                        PENN is entitled to only one copy of any reports under this Section 3.4, and shall distribute such reports or audit results only to such persons as may reasonably require such reports or audit results in order for PENN to fulfill its obligations, or enforce its rights, under this AGREEMENT.

3.5         Currency, Payment Method.

3.5.1                        All dollar amounts referred to in this AGREEMENT are United States dollars.  All payments to PENN under this AGREEMENT shall be made in United States dollars by check payable to “The Trustees of the University of Pennsylvania.”  If COMPANY receives revenues from SALES of PENN LICENSED PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

3.5.2                        Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or maximum allowed by law, if less).

3.5.3                        COMPANY shall pay all reasonable documented out-of-pocket expenses of PENN incurred prior to November 1, 2001, including legal fees and expenses, in connection with the negotiation of this AGREEMENT, the STOCK PURCHASE AGREEMENT; provided, however, that the total amount of such out-of-pocket expenses shall not exceed $5,000.  COMPANY shall pay such expenses directly, within thirty (30) days of presentment of invoices by PENN.  In the event that COMPANY requests PENN to enter into additional agreements or amendments related to the above documents, PENN and COMPANY shall agree upon appropriate reimbursement before PENN incurs any out-of-pocket expenses.

4.                                       CONFIDENTIALITY

4.1         CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers). CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within two weeks of disclosure and marked confidential.

4.2         Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party for the term of this Agreement and for five (5) years thereafter.  Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this AGREEMENT.  The foregoing obligation shall not apply to:

4.2.1                        information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless received subject to non-disclosure and non-use obligations, or independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records;

4.2.2                        information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure;

4.2.3                        information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

4.2.4                        information which the disclosing party permits, in writing, the receiving party to publicly disclose.

If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

4.3         PENN shall not be obligated to maintain any CONFIDENTIAL INFORMATION of COMPANY except for the reports required in Sections 3.2.2, 3.2.3 and 3.4.  PENN shall use reasonable efforts not to disclose those reports to any third party (subject to the exceptions of Section 4.2).  PENN bears no institutional responsibility for maintaining the confidentiality of any other CONFIDENTIAL INFORMATION of COMPANY.

5.                                       TERM AND TERMINATION

5.1         This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the later of: (a) expiration of the last-to-expire or become abandoned of the PENN PATENT RIGHTS; or (b) twenty-five (25) years after the EFFECTIVE DATE.

5.2         COMPANY may terminate this Agreement (a) upon ten (10)-days written notice to PENN, if PENN is more than sixty (60) days late in paying any amounts payable to COMPANY under Section 2.4.3, or if PENN breaches this AGREEMENT and does not cure the breach within sixty (60) days after written notice of breach; (b) upon thirty (30)-days written notice to PENN, if the sale or other exploitation of the PENN LICENSED PRODUCT(s) becomes technologically or commercially unfeasible; or (c) upon thirty (30)-days written notice to PENN, and by doing all of the following:

5.2.1                        ceasing to make, have made, use, import, sell and offer for sale all PENN LICENSED PRODUCTS; and

5.2.2                        terminating all sublicenses relating to PENN LICENSED PRODUCTS, and causing all sublicensees to cease making, having made, using, importing, selling and offering for sale all PENN LICENSED PRODUCTS; and

5.2.3                        paying all monies owed to PENN under this AGREEMENT.

5.3         PENN may terminate this AGREEMENT, upon ten (10)-days written notice to COMPANY, if any of the following events of default (“Default”) occur:

5.3.1                        COMPANY is more than sixty (60) days late in paying to PENN royalties, expenses or any other monies due under this AGREEMENT and COMPANY does not immediately pay PENN in full any amounts due upon demand; or

5.3.2                        COMPANY experiences a Trigger Event (defined below);

5.3.3                        COMPANY materially breaches this AGREEMENT and does not cure the material breach within sixty (60) days after written notice such material of the breach.

5.4         “Trigger Event” means any of the following:

5.4.1                        An event of default by COMPANY under the STOCK PURCHASE AGREEMENT or the SPONSORED RESEARCH AGREEMENT (if any);

5.4.2                        If COMPANY:

5.4.2.1                         becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

5.4.2.2                         is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment; or

5.4.2.3                         makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

5.4.3                        If proceedings under any United States law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by COMPANY;

5.4.4                        If any order for relief is entered relating to any of the proceedings described in Sections 5.4.2 or 5.4.3;

5.4.5                        If COMPANY shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

5.4.6                        If COMPANY shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 5.4.2, 5.4.3, 5.4.4, or 5.4.5.

5.5         The provisions of Sections 5.3 and 5.4 shall apply to a Default of, or a Trigger Event experienced by, any sublicensee of COMPANY’s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the sublicensee causes COMPANY to fail to meet its diligence obligations under Section 3.2.

5.6         In the event of a termination under Section 5.1 or 5.3, all duties of PENN (other than under Sections 2.4.3 or 5.10) and all rights (but not duties) of COMPANY (other than under Section 2.4.3 or 5.10) under this AGREEMENT immediately terminate without the necessity of any action being taken either by PENN or by COMPANY, provided, however, that in no event shall the foregoing be construed to obligate COMPANY to pay any amounts accruing under Sections 3.1 or 3.3 after the date of termination except under Section 5.9.  Upon and after any termination of this AGREEMENT, COMPANY and any sublicensee thereof shall refrain from further manufacture, sale, marketing, importation and/or distribution of PENN LICENSED PRODUCT(s).

5.7         Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

5.8         Upon termination of this AGREEMENT, COMPANY shall cause physical inventories to be taken as soon as commercially practicable and in any event no later than sixty (60) days after termination of: (a) all completed PENN LICENSED PRODUCT(s) on hand, under the control of COMPANY or sublicensee(s) thereof; and (b) such PENN LICENSED PRODUCT(s) as are in the process of manufacture and component parts thereof as of the date of termination of this AGREEMENT, which inventories shall be reduced to writing.  COMPANY shall deliver copies of such written inventories, verified by an officer of COMPANY, forthwith to PENN.  PENN shall have 45 days after receipt of such verified inventories within which to challenge the inventory and request an audit thereof.  Upon five (5)-days written notice to COMPANY, PENN and its agents shall be given access during normal business hours to the premises of COMPANY, and/or sublicensees thereof for the purpose of conducting an audit.  Upon the termination of this AGREEMENT, COMPANY shall at its own expense forthwith remove, efface or destroy all references to PENN from all advertising or other materials used in the promotion of COMPANY’s business or the business of any sublicensee of COMPANY and COMPANY and any sublicensee thereof shall not thereafter represent in any manner that it has rights in or to the PENN PATENT RIGHTS or PENN LICENSED PRODUCT(s).

5.9         Notwithstanding the foregoing, if this AGREEMENT terminates other than pursuant to Section 5.3.1 or 5.3.2, COMPANY shall have a period of six (6) months to sell off its inventory of PENN LICENSED PRODUCT(s) existing on the date of termination of this AGREEMENT and shall pay royalties to PENN with respect to such PENN LICENSED PRODUCT(s) within thirty (30) days following the expiration of such six-month period.

5.10  Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.  In addition, the provisions of Articles 4, 5, 8, 9 and 10 shall survive such termination.

6.                                       PATENT MAINTENANCE AND REIMBURSEMENT

6.1         PENN and COMPANY shall jointly control, prosecute and maintain the PENN PATENT RIGHTS during the term of this AGREEMENT pursuant to the terms of a Client and Billing Agreement to be (the “BILLING AGREEMENT”) appended hereto as Attachment 4 and to be entered into promptly after the EFFECTIVE DATE hereof by COMPANY, PENN and the law firm party thereto.

6.2         Unless otherwise indicated in the Client and Billing Agreement, COMPANY shall reimburse PENN for all reasonable documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS incurred by PENN after the EFFECTIVE DATE within thirty (30) days after COMPANY’S receipt of invoices for such fees, expenses and charges.

6.3         Effective on the earlier of the date on which COMPANY has raised equity investment capital of one million dollars ($1,000,000) or June 30, 2002, COMPANY shall promptly reimburse PENN for all documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution, and maintenance of PENN PATENT RIGHTS incurred by PENN (either directly or by way of invoice from a third party) prior to the EFFECTIVE DATE and not previously reimbursed to PENN by COMPANY or a third party.

7.                                       INFRINGEMENT AND LITIGATION

7.1         PENN and COMPANY are responsible for notifying each other promptly of any known or suspected infringement of PENN PATENT RIGHTS, which may come to their attention after the EFFECTIVE DATE.  PENN and COMPANY shall consult one another in a timely manner concerning an appropriate response to the infringement.

7.2         COMPANY may prosecute such infringement at its own expense.  COMPANY shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on PENN or grants any rights to the PENN PATENT RIGHTS, without PENN’s prior written permission.  Financial recoveries from any such litigation will first be applied to reimburse COMPANY for its litigation expenditures with additional recoveries being paid to COMPANY, subject to lost royalty due PENN based on such infringement.

7.3         COMPANY’s rights under Section 7.2 are subject to the continuing right of PENN to intervene at PENN’s own expense and join COMPANY in any claim or suit for infringement of the PENN PATENT RIGHTS.  Any consideration received by PENN or COMPANY in settlement of any claim or suit shall be shared between PENN and COMPANY in proportion with each party’s share of the litigation expenses reasonably incurred in such infringement action.

7.4         If COMPANY fails to prosecute any material infringement of PENN PATENT RIGHTS, PENN may prosecute such material infringement at its own expense.  In such event, financial recoveries will be entirely retained by PENN.

7.5         In any action to enforce any of the PENN PATENT RIGHTS, either party, at the request and reasonable expense of the other party, shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

8.                                       REPRESENTATIONS AND WARRANTIES OF PENN; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

8.1         PENN represents and warrants to COMPANY that to its KNOWLEDGE as of the date hereof:

8.1.1                        PENN has the full authority to execute and deliver this AGREEMENT.

8.1.2                        No material claim by any third party contesting the validity, enforceability, licensability, use or ownership of any of such PENN PATENT RIGHTS has been made, is currently outstanding or is threatened against PENN.

8.1.3                        No loss or expiration of any part of the PENN PATENT RIGHTS is currently pending.

8.2         EXCEPT AS SET FORTH IN SECTION 8.1, THE PENN PATENT RIGHTS,  PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED,

WITH RESPECT THERETO.  BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS OR ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS.  PENN SHALL NOT BE LIABLE TO COMPANY, COMPANY’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

8.3         COMPANY shall defend, indemnify and hold harmless PENN, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of:  (a) the development, use, manufacture, promotion, sale or other disposition of any PENN PATENT RIGHTS or PENN LICENSED PRODUCTS by COMPANY, its assignees, sublicensees, vendors or other third parties; (b) any breach by COMPANY of this AGREEMENT; and (c) the enforcement by an Indemnified Party of this Section.  Without limiting the foregoing, COMPANY shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

8.3.1                        any product liability or other claim of any kind related to the use by a third party of a PENN LICENSED PRODUCT that was manufactured, sold or otherwise disposed by COMPANY, its assignees, sublicensees, or agents, other than such Liabilities arising from or related to the inaccuracy of any representation or warranty of PENN in Section 8.1 of this AGREEMENT; and

8.3.2                        a claim by a third party that the PENN PATENT RIGHTS or the design, composition, manufacture, use, sale, or other disposition of any PENN LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party, except to the extent that any such claim may relate to the inaccuracy of any representation or warranty in Section 8.1; and

8.3.3                        clinical trials or studies conducted by or on behalf of COMPANY and/or its sublicensees relating to the PENN LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

8.4         COMPANY is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on PENN or grants any rights to the PENN PATENT RIGHTS or PENN LICENSED PRODUCTS without PENN’s prior written consent.  If COMPANY fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, PENN may assume the defense of such claim or action for the account and at the risk of COMPANY, and any Liabilities related thereto shall be conclusively deemed a liability of COMPANY.  The indemnification rights of the parties or any other Indemnified Party contained herein are in addition to all other rights which the parties or such Indemnified Party may have at law or in equity or otherwise.

8.5         Insurance

8.5.1                        COMPANY shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate, as respects personal injury, bodily injury and property damage arising out of COMPANY’s performance under this AGREEMENT.

8.5.2                        COMPANY shall, upon commencement of clinical trials involving PENN LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of COMPANY’s performance of this AGREEMENT.

8.5.3                        The policy or policies of insurance described in this Section 8.5 shall be issued by a recognized insurance carrier with an A.M. Best rating of “A” or better and shall name PENN as an additional insured with respect to COMPANY’s performance of this AGREEMENT.  COMPANY shall provide PENN with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof.  Such certificates shall provide that COMPANY’s insurance carrier(s) notify PENN in writing at least 30 days prior to cancellation or material change in coverage.

8.6         PENN may periodically review the adequacy of the minimum limits of liability insurance specified in Section 8.5 and PENN reserves the right to require COMPANY to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on COMPANY’s obligation to indemnify PENN under this AGREEMENT.

9.                                       USE OF PENN’S NAME

9.1         COMPANY and its employees and agents shall not use and COMPANY shall not permit its sublicensees to use PENN’s name or any adaptation thereof, or any PENN seal, logotype, trademark, or service mark, or the name, mark, or logotype of any PENN representative or organization in any way without the prior written consent of PENN.

10.                                 ADDITIONAL PROVISIONS

10.1                 Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between PENN and COMPANY, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

10.2                 COMPANY is not permitted to assign this AGREEMENT or any part of it to any person or entity other than an AFFILIATE of COMPANY, either directly or by operation of law, without the prior written consent of PENN in its sole discretion.  Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void.  No assignment relieves COMPANY of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

10.3                 A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

10.4                 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by public courier (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for PENN:	with a copy to:

University of Pennsylvania	Office of General Counsel
Center for Technology Transfer	University of Pennsylvania
3700 Market Street, Suite 300	133 South 36th Street, Suite 300
Philadelphia, PA 19104-3147	Philadelphia, PA 19104-3246
Attention: Managing Director	Attention: General Counsel

If for COMPANY:	with a copy to:

Viral Genomix, Inc.	Morgan, Lewis & Bockius LLP
3600 Market Street, Suite 100	1701 Market Street
Philadelphia, PA 19104-2642	Philadelphia, PA 19103-2921
Attention: Chief Executive Officer	Attention:Gary Smith

Either party may change its official address upon written notice to the other party.

10.5                 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.  In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

10.6                 PENN and COMPANY shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

10.7                 COMPANY shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT.  Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without prior approval of such agency.  PENN neither represents that a license is not required nor that, if required, it will issue.

10.8                 If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

10.9                 This AGREEMENT, the STOCK PURCHASE AGREEMENT, and the CLIENT BILLING AGREEMENT embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter.  This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.  The EXCLUSIVE NEGOTIATION AGREEMENT, effective as of May 1, 2001, by and between PENN and COMPANY is hereby terminated as of the EFFECTIVE DATE referenced above, and shall be of no further force or effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

THE TRUSTEES OF THE UNIVERSITY
OF PENNSYLVANIA		VIRAL GENOMIX, INC.

By:	/s/ Louis P. Berneman	By:	/s/ J. Joseph Kim

Name:	Louis P. Berneman	Name:	J. Joseph Kim

Title:	Managing Director, CTT	Title:	CEO/President

Date:	11/5/01	Date:	Nov 5, 2001

First Amendment

to the License Agreement between

Viral Genomix, Inc.

and

The Trustees of the University of Pennsylvania

This First Amendment (this “AMENDMENT A”) to the License Agreement between Viral Genomix, Inc. (“COMPANY”) and The Trustees of the University of Pennsylvania (“PENN”) is made effective by the parties on August 15, 2005 (the “AMENDMENT A EFFECTIVE DATE”).

RECITALS

WHEREAS, PENN and COMPANY entered into a License Agreement (the “AGREEMENT”) effective as of November 5, 2001.  Pursuant to the terms and conditions of the AGREEMENT, PENN granted to COMPANY an exclusive, worldwide right and license, with the right to grant sublicenses, to make, have made, use and sell PENN LICENSED PRODUCT(S).  In consideration of this exclusive license granted, COMPANY issued to PENN stock of COMPANY, and agreed to pay to PENN royalties based on the NET SALES of PENN LICENSED PRODUCTS.

WHEREAS PENN and COMPANY desire to amend certain provisions of the AGREEMENT.

NOW, THEREFORE, the parties agree as follows:

1.                                       Unless otherwise defined in this AMENDMENT A, all capitalized terms shall have the same meaning as set forth in the AGREEMENT.

2.                                       As of the AMENDMENT A EFFECTIVE DATE, Section 3.1.3 of the AGREEMENT is superceded with a new Section 3.1.3 to read in full as follows:

3.1.3                        In further consideration of the exclusive license granted to COMPANY, COMPANY shall pay to PENN, on a quarterly basis, a royalty on the NET SALES of each PENN LICENSED PRODUCT which is sold by COMPANY and any sublicensee(s), agent(s), and/or independent contractor(s) of COMPANY.  If the PENN LICENSED PRODUCT is Mifepristone for the treatment and/or prevention of HIV , then COMPANY shall pay to PENN a royalty of ****** on the NET SALES of such PENN LICENSED PRODUCT.  COMPANY shall pay to PENN a royalty of ****** on the NET SALES of all other PENN LICENSED PRODUCTS.  In determining the earned royalty payment, if any, to be made by COMPANY at the end of any CALENDAR QUARTER following first SALE of a PENN LICENSED PRODUCT, one-quarter of the minimum royalty paid at the beginning of the CALENDAR YEAR with respect to such PENN LICENSED PRODUCT shall be subtracted from the earned royalties otherwise payable for the CALENDAR QUARTER, and COMPANY shall owe the difference, if any.  Such royalty payments shall terminate on a product-by-product and country-by-country basis upon the later of (a) the date which is ten (10) years after the date of the first

SALE of such PENN LICENSED PRODUCT in such country, and (b) in any country in which patent rights exist for any PENN LICENSED PRODUCT, the date of expiration of the last-to-expire patent in such country, within the definition of PENN PATENT RIGHTS, with a valid claim covering the PENN LICENSED PRODUCT.

3.                                       As of the AMENDMENT A EFFECTIVE DATE, Section 3.2.5 of the AGREEMENT is superceded with a new Section 3.2.5 to read in full as follows:

3.2.5                        The following milestone payments are payable by COMPANY to PENN within sixty (60) days after the achievement of the respective milestone event:

Event	Amount

Filing of an IND APPLICATION for the first PENN LICENSED PRODUCT	$250,000

Enrollment of the first patient in PHASE III CLINICAL TRIALS for the first PENN LICENSED PRODUCT	$500,000

Filing of an NDA for the first PENN LICENSED PRODUCT	$500,000

First anniversary of such filing	$500,000

Receipt of an NDA approval letter for the first PENN LICENSED PRODUCT	$1,500,000

First anniversary of such receipt	$1,500,000

4.                                       As of the AMENDMENT A EFFECTIVE DATE, Section 10.4 of the AGREEMENT is superceded with a new Section 10.4 to read in full as follows:

10.4                           Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by public courier (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for PENN:	with a copy to:

University of Pennsylvania	Office of General Counsel
Center for Technology Transfer	University of Pennsylvania
3160 Chestnut Street, Suite 200	133 South 36th Street, Suite 300
Philadelphia, PA 19104-6283	Philadelphia, PA 19104-3246
Attention: Managing Director	Attention: General Counsel

If for COMPANY:	with a copy to:

Viral Genomix, Inc.	Duane Morris LLP
450 Sentry Parkway	One Liberty Place
Blue Bell, PA 19422	Philadelphia, PA 19103-7396
Attention: Chief Executive Officer	Attention: Kathleen M. Shay

Either party may change its official address upon written notice to the other party.

5. As of the AMENDMENT A EFFECTIVE DATE, Section 10.9 of the AGREEMENT is superceded with a new Section 10.9 to read in full as follows:

10.9                           This AGREEMENT, AMENDMENT A, the STOCK PURCHASE AGREEMENT, and the CLIENT BILLING AGREEMENT embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings related to the subject matter.  This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.  The EXCLUSIVE NEGOTIATION AGREEMENT, effective as of May 1, 2001, by and between PENN and COMPANY is hereby terminated as of the EFFECTIVE DATE referenced above, and shall be of no further force or effect.

IN WITNESS THEREOF, the parties have executed this AMENDMENT A through their duly authorized representatives as set forth below, and this AMENDMENT A shall be attached to, and shall become a part of, the AGREEMENT between the parties.

THE TRUSTEES OF THE		VGX PHARMACEUTICALS, INC.
UNIVERSITY OF PENNSYLVANIA

By:	/s/ Perry B. Molinoff	By:	/s/ J. Joseph Kim
Perry B. Molinoff, M.D.		J. Joseph Kim, Ph.D.
Vice Provost for Research		President & Chief Executive Officer

Date:	11 OCT 2005	Date:	8/4/05